UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 10, 2015

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
0-12114 (Commission File Number)	77-0313235 (IRS Employer Identification No.)
550 South Hope Street, Suite 2850, Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

Registrant’s telephone number, including area code:  (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

    As previously disclosed, on November 23, 2015, Cadiz Inc. (the “Company”) entered into an agreement with its senior lenders, including majority lender MSD Credit Opportunity Master Fund, L.P., which grants the Company the right to extend the maturity date of a $40 million first tranche of its mortgage debt from March 2016 to June 2017.  Also as previously disclosed, on November 23, 2015, the Company entered into agreements with a majority of its convertible note holders to exchange their outstanding convertible notes due in March 2018 for substantially similar convertible notes due in March 2020 (“Convertible Notes”), at a ratio of $1.00 in principal amount of new Convertible Notes for each $1.00 of accreted principal amount of existing convertible notes exchanged.  Holders of $49,025,000 million in aggregate original principal amount of the Company’s existing convertible notes agreed to exchange them for new Convertible Notes pursuant to such agreements.  In exchange for this maturity extension, the conversion rate on the new Convertible Notes will be reduced from $8.05 to $6.75 of accreted principal amount per share.  Interest will continue to accrue at 7% with no payment due until maturity.

    In connection with issuing the new Convertible Notes, the Company entered into an Indenture, dated as of December 10, 2015, by and between the Company and U.S. Bank National Association.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

    The information concerning the agreement of the Company with its Senior Lenders and Convertible Note Holders to extend the maturities of its existing debt, and the entry into the Indenture, included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of December 10, 2015 between Cadiz, Inc. and U.S. Bank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:	December 16, 2015

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of December 10, 2015 between Cadiz, Inc. and U.S. Bank National Association